Exhibit 1.1

October 15, 2020

181 HIGH STREET LLC

6 West 20th Street, 5th Floor

New York, NY 10011

Attention: CJ Follini

Re:       Amended and Restated Engagement Letter

Ladies and Gentlemen:

This amended and restated letter agreement, together with the Annex I (Additional Provisions), the Annex II (Indemnification Provisions), and Annex III (Platform Terms) attached hereto (collectively, this “Agreement”) confirms the agreement by and between Independent Brokerage Solutions LLC, f/k/a SDDco Brokerage Advisors LLC, Member: FINRA/SIPC, a New York limited liability company (“IndeBrokers”), and 181 HIGH STREET LLC, a Delaware limited liability company (collectively with the Issuer (as described in Section 6 below), the “Company”), as follows. This letter agreement replaces and supersedes the Engagement Letter by and among SDDco Brokerage Advisors LLC, LEX Markets Corp. and 181 High Street LLC, dated as of January 28, 2020.

1.	Engagement. The Company hereby engages IndeBrokers to act as the Company’s co-financial advisor, co-selling agent, and co-arranger in connection with one or more potential Financings (as defined below). It is acknowledged that the Company is concurrently engaging LEX Markets LLC, Member: FINRA/SIPC (“LEX Markets”), as co-financial advisor, co-selling agent, and co-arranger in connection with the Financing pursuant to the LEX Markets Engagement Letter.

As used in this Agreement, the term “IndeBrokers” will be deemed to refer to and include each of IndeBrokers and its respective affiliates, each of their respective controlling persons (within the meaning of the US federal securities laws), stockholders, members, directors, officers, managers, employees, consultants, legal counsel, and agents, and each of their respective heirs, successors, and assigns.

2.	Services. IndeBrokers hereby accepts the engagement and agrees to assist the Company with respect to the following, to the extent requested by the Company and appropriate under the circumstances:

(a)	Review and analysis of the business, financial condition and prospects of the Company; and

(b)	In connection with any Financing, (i) review of the current capital markets environment and potential financing alternatives for the Company; (ii) assist the Company in the preparation and implementation of a marketing plan with respect to the proposed Financing, including a list of the prospective investors (“Investors”) to be contacted by IndeBrokers; (iii) assist the Company in the preparation of marketing materials, including the Offering Materials (as defined in the Annex I (Additional Provisions) attached hereto), concerning the Company and the Financing, for distribution and presentation to prospective Investors; (iv) assist the Company in distributing marketing materials to Investors and in coordinating prospective Investors’ due diligence investigations; (v) assist the Company in structuring the Financing, including providing advice regarding various structuring alternatives and potential financial terms for the Financing; (vi) identification and solicitation of, and the review of proposals received from, Investors with respect to the Financing; and (vii) assist the Company in negotiation of the terms of the Financing and coordination of the consummation of the Financing.

3.	Compensation. In consideration of IndeBrokers’ services pursuant to this Agreement, the Company agrees to pay, or cause to be paid, to IndeBrokers the following compensation:

181 HIGH STREET LLC

Amended and Restated Engagement Letter

October 15, 2020

(a)	Financing Fees. A cash fee, payable by the Company (“no load” to purchasers of Securities) upon consummation of any Financing and equal to the sum of the following amounts (collectively, a “Financing Fee”):

a.	4.0% of the first $25,000,000 in aggregate gross proceeds in any Financing (as defined below); and

b.	4.0% of any aggregate gross proceeds between $25,000,000 and $50,000,000 in any Financing.

It is expressly acknowledged and agreed that a separate Financing Fee will be paid to IndeBrokers with respect to each Financing in the event of consummation of more than one Financing. The Financing Fees cover expenses incurred by the Company for third-party services associated with the Financing, including without limitation, placement fee, expenses related to state securities law (Blue Sky) compliance, and fees for third-party service providers engaged by the Company, such as issuer’s legal counsel, independent auditors, securities custodian, clearing broker, and transfer agent.

(b)	Platform Fees. The Issuer will enter into a separate Platform Agreement with LEX Markets that will contain the material terms set forth in the attached Annex III.

4.	Expenses. In the event that this Agreement is terminated by the Company prior to the consummation of any Financing, within five (5) calendar days of such termination, the Company will reimburse, or cause to be reimbursed, IndeBrokers for all documented out-of-pocket expenses reasonably incurred by IndeBrokers in connection with the rendering of its services under this Agreement including, without limitation, the reasonable fees and disbursements of legal counsel and due diligence expenses.

5.	Term and Termination. IndeBrokers’ engagement hereunder may be terminated at any time by either IndeBrokers or the Company upon written notice of termination to the other party, without liability or continuing obligation on the part of the Company or IndeBrokers except as expressly provided herein. In all cases Section 4 through and including Section 11, and the Annex I (Additional Provisions) and the Annex II (Indemnification Provisions) attached hereto, will survive any termination of IndeBrokers’ engagement hereunder. Any notice, consent or waiver required or permitted to be given under this Agreement, shall be in writing and be deemed to be given when delivered by hand or received via registered mail, postage prepaid, or by nationally recognized overnight courier service addressed to the party to receive such notice at the respective addresses set forth first above.

6.	Definitions. For purposes hereof:

(a)	The term “Issuer” refers to the special purpose vehicle to be formed by the Company for the purpose of (i) acquiring membership interest in the Company, and (ii) either by itself or together with the Company, as co-issuer, issuing Issuer’s Securities in connection with the Financing

(b)	The term “LEX Markets Engagement Letter” refers to that certain letter agreement, dated as of even date herewith, by and between the Company and LEX Markets.

(c)	The term “Financing” means one or a series of public or private offering transactions (whether related or unrelated and whether effected within or outside of the United States), including a potential qualified primary offering under Regulation A, in which the Company, either directly or through one or more subsidiaries, affiliates or special purpose or holding vehicles, issues any Securities.

181 HIGH STREET LLC

Amended and Restated Engagement Letter

October 15, 2020

(d)	The term “Regulation A” means Regulation A under the Securities Act of 1933, as amended.

(e)	The term “Securities” means common stock, straight or convertible preferred stock, limited liability company interests, convertible debt, other equity interests or equity instruments or any other equity-linked securities of any kind, hybrid capital and/or options, warrants or other rights to acquire any of the foregoing.

(f)	The term “Transaction” means any Financing.

(g)	The term “Transaction Counterparty” includes any Investor, any person or entity acting together with another Transaction Counterparty, and any entity formed by a Transaction Counterparty, and any person or entity acting together with a Transaction Counterparty or their respective affiliates (within the meaning of the United States Securities Exchange Act of 1934, as amended), in each case in connection with or for the purposes of entering into a Transaction.

7.	Additional Agreements. The provisions set forth in the Annex I (Additional Provisions) and the Annex II (Indemnification Provisions) and Annex III (Platform Terms) attached hereto are incorporated herein in their entirety.

8.	CERTAIN ACKNOWLEDGEMENTS.

(a)	THE COMPANY ACKNOWLEDGES AND AGREES THAT INDEBROKERS WILL ACT SOLELY AS THE COMPANY’S SELLING AGENT AND ARRANGER IN CONNECTION WITH ANY FINANCING AND THIS AGREEMENT DOES NOT CONSTITUTE AN EXPRESS OR IMPLIED COMMITMENT OR UNDERTAKING ON THE PART OF INDEBROKERS AND/OR ANY OF ITS AFFILIATES TO UNDERWRITE, PROVIDE, OR PLACE ALL OR ANY PART OF ANY FINANCING AND DOES NOT ENSURE OR GUARANTEE THE SUCCESSFUL COMPLETION OF ANY FINANCING OR ANY PORTION THEREOF. THE COMPANY FURTHER ACKNOWLEDGES AND AGREES THAT ANY SUCH COMMITMENT WITH RESPECT TO A FINANCING (IF, AS AND WHEN PROVIDED) WOULD BE SUBJECT TO VARIOUS CONDITIONS, INCLUDING BUT NOT LIMITED TO SATISFACTORY COMPLETION OF DUE DILIGENCE, RECEIPT OF INTERNAL APPROVALS, MARKET CONDITIONS, AND THE EXECUTION AND DELIVERY OF MUTUALLY ACCEPTABLE DEFINITIVE DOCUMENTATION FOR THE RELEVANT TRANSACTION.

9.	Notice. Each party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other party at its address set out below (or to any other address that the receiving party may designate from time to time in accordance with this section). Each party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party and (b) if the party giving the Notice has complied with the requirements of this Section 9.

If to the Company:

181 HIGH STREET LLC,
6 West 20th Street, 5th Floor,
New York, NY 10011
Attention: CJ Follini
Email: XXXXXX@XXX.com

181 HIGH STREET LLC

Amended and Restated Engagement Letter

October 15, 2020

If to IndeBrokers:

Independent Brokerage Solutions LLC
485 Madison Ave 15th Floor
New York, NY 10022
Attn: Bryon H. Lyons
Email: BLyons@IndeBrokers.com

10.	JURY TRIAL WAIVER. EACH OF INDEBROKERS AND THE COMPANY HEREBY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS AND CREDITORS) ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, ANY TRANSACTION).

11.	Governing Law. This Agreement and all controversies arising hereunder or relating hereto will be governed by, and construed and enforced in accordance with, the laws of the State of New York, other than any principle of conflicts of laws thereof which would result in the applicable of the laws of another jurisdiction to this Agreement or any controversies arising hereunder or relating hereto.

13.	Counterparts. For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto, each of which will be an original instrument and all of which taken together will constitute one and the same Agreement. Delivery of a signed counterpart of this Agreement by e-mail, portable document format (.pdf) or facsimile transmission will constitute valid and sufficient delivery thereof.

13.	Entire Agreement. This Agreement and the LEX Markets Engagement Letter, and all the respective attachments, exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

✶ ✶ ✶ ✶

181 HIGH STREET LLC

Amended and Restated Engagement Letter

October 15, 2020

We are delighted to accept this engagement and look forward to working with you on this important assignment. Please confirm that the foregoing is in accordance with your understanding by signing in the space provided below and returning to us a duplicate of this Agreement.

Very truly yours,

Independent Brokerage Solutions LLC

By:
Name: Bryon H. Lyons
Title: CEO

Accepted and agreed to as of the date first written above:

181 HIGH STREET LLC

By:
Name:
Title:

181 HIGH STREET LLC

Amended and Restated Engagement Letter

October 15, 2020

ANNEX I

ADDITIONAL PROVISIONS

Capitalized terms used herein without definition will have the meanings ascribed thereto in the amended and restated letter agreement, dated as of October 15, 2020 (as amended from time to time), by and between 181 HIGH STREET LLC, and Independent Brokerage Solutions LLC, f/k/a SDDco Brokerage Advisors LLC, Member: FINRA/SIPC, a New York limited liability company (“IndeBrokers”).

A.	During the period of IndeBrokers’ engagement hereunder, the Company will furnish or arrange to have furnished to IndeBrokers’ all information concerning the Company, any Transaction and, to the extent within the Company’s control, any Transaction Counterparty that IndeBrokers reasonably deems appropriate for purposes of this engagement and will provide IndeBrokers with access to the Company’s and, to the extent within the Company’s control, any such Transaction Counterparty’s respective affiliates, directors, officers, employees, financial advisors, legal counsel, consultants, independent accountants, actuaries, appraisers and other advisors and agents (collectively with respect to each of the foregoing, its “Representatives”). In addition, the Company agrees promptly to advise IndeBrokers of any material event or change in the business, affairs and/or condition (financial or otherwise) of the Company, and to the extent within the Company’s knowledge, any Transaction Counterparty that occurs during the term of this Agreement.

The Company represents and warrants that all information (i) made available by the Company or its Representatives to IndeBrokers or to any Transaction Counterparty, (ii) contained in any placement memorandum, offering circular, prospectus or similar disclosure document and/or posted on any electronic data-room in connection with any Transaction (as amended and supplemented from time to time, any “Offering Materials”) or (iii) contained in any filing by the Company with any governmental or regulatory agency or commission or any rating agency (each of the foregoing, an “Agency”) with respect to any Transaction in all such cases will, at all times during the period of the engagement of IndeBrokers hereunder, be true, complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements are made, not misleading. The Company further represents and warrants that any financial projections, other estimates and other forward-looking information furnished by the Company or its Representatives to IndeBrokers, any Transaction Counterparty and/or any Agency, or contained in any Offering Materials, will have been prepared in good faith, will be based upon assumptions that, in the light of the circumstances under which they are made, are reasonable and will reflect the best then-currently available estimates and judgments of such furnishing party as to the expected future performance of the business or entity referred to therein.

B.	The Company acknowledges, agrees and confirms that the Company will be solely responsible for the contents of any Offering Materials and that, in providing its services pursuant to this Agreement, IndeBrokers: (i) is and will be entitled to rely upon and assume the accuracy, completeness and reasonableness of all information furnished by the Company, any Transaction Counterparty and their respective Representatives, or available from reputable public sources, data suppliers and other third parties; (ii) does not and will not assume responsibility, obligation or liability for the accuracy, completeness, reasonableness or achievability of any such information; (iii) will have no responsibility or obligation to independently verify such information or to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company, any Transaction Counterparty or any other party; (iv) will assume that all financial projections, synergy estimates, other estimates and other forward-looking information that may be furnished by or discussed with the Company, any Transaction Counterparty and their respective Representatives will have been reasonably prepared and reflect the best then-currently available estimates and judgments of the Company’s management as to the expected future performance of the relevant business or entity and the realization of any such synergies; (v) will express no independent view, opinion, representation, guaranty or warranty regarding the reasonableness or achievability of any such financial projections, synergy estimates, other estimates and other forward-looking information or the assumptions upon which they are based; and (vi) will have no responsibility or obligation to evaluate the solvency of the Company, any Transaction Counterparty or any other party under any relevant law relating to bankruptcy, insolvency or similar matters. IndeBrokers’ provision of services pursuant to this Agreement is subject to the completion of a satisfactory due diligence investigation of the Company. The Company further acknowledges and agrees that IndeBrokers’ role in connection with any due diligence investigation will be limited solely to performing such review as it will deem necessary to support its own financial advice and analyses and will not be on behalf of the Company or any other person or entity.

181 HIGH STREET LLC

Amended and Restated Engagement Letter

October 15, 2020

C.	The Company hereby authorizes IndeBrokers to use and distribute Offering Materials and other information and documents provided by the Company or its Representatives pursuant to this Agreement to solicit prospective Transaction Counterparties. The Company agrees that, until the termination of this Agreement, the Company will not initiate, solicit, or (except through IndeBrokers) enter into any discussions or negotiations with any potential Transaction Counterparties or other third parties (including without limitation financial institutions, consultants, brokers, finders, placement agents, underwriters or similar parties) in connection with any Transaction. In the event that, during the period of the engagement of IndeBrokers hereunder, the Company or any of its Representatives is contacted by or on behalf of any party concerning a potential Transaction, the Company will promptly so inform IndeBrokers so that IndeBrokers can evaluate such party and its interest and assist the Company in any subsequent discussions. The Company will also disclose to IndeBrokers any discussions, negotiations, or inquiries with respect to the Company and/or any Transaction that have occurred during the one year period prior to the date of this Agreement. In addition, the Company will keep confidential and will not disclose or distribute to any person or entity (other than its Representatives) the Offering Materials or any other materials related to any Transaction, or otherwise advertise to or solicit Transaction Counterparties with respect to any Transaction, without IndeBrokers’ consent. Notwithstanding the foregoing, IndeBrokers consents to the Company’s engagement of LEX Markets in connection with the Financings.

D.	All advice (written or oral) provided by IndeBrokers in connection with its engagement hereunder (i) is intended solely for the benefit and use of the Company’s Board of Directors (or any other such similar governing body and, in any event, solely in its capacity as such), (ii) is not and will not be deemed to constitute a recommendation to the Company’s Board of Directors (or any similar governing body) or the Company with respect to any Transaction or any other matter and (iii) is not intended for the benefit and use by, and with respect to any Transaction will not constitute any recommendation to, the Company’s affiliates and related persons and entities (including, without limitation, any investment funds and portfolio companies owned in whole or in part or advised or managed by the Company or its affiliates and any controlling or non-controlling stockholder(s), member(s), employee(s) or other controlling or non-controlling financially interested person or entity with respect to the Company or its affiliates). The Company agrees that, notwithstanding any expiration or termination of IndeBrokers’ engagement hereunder, no such advice provided by IndeBrokers will be used or relied upon for any other purpose or by any other person or entity, be disclosed publicly or made available to third parties or be reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose, nor will any public references to IndeBrokers be made by the Company, in each case without IndeBrokers’ prior written consent.

E.	In connection with any Financing, the Company represents, warrants and agrees that:

(i)	Neither the Company nor any person or entity acting on its behalf will, directly or indirectly (except through IndeBrokers, LEX Markets, and/or their respective affiliates), sell or offer, or attempt or offer to dispose of, or solicit any offer to buy, or otherwise approach or negotiate with respect to, any Securities, or any securities of the same or similar class as such Securities, or take any other action so as to cause the offer and sale of the Securities to fail to be entitled to exemption from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”) afforded by Regulation A thereunder.

181 HIGH STREET LLC

Amended and Restated Engagement Letter

October 15, 2020

(ii)	None of the Company and its affiliates, nor any person or entity acting on its or their behalf, has made or caused to be made (and will not make or cause to be made) any offers or sales of securities of the same or a similar class as the Securities that would be integrated with the Transaction, and no such offers or sales are currently being made or contemplated (in each case, whether pursuant to outstanding warrants, options, convertible or exchangeable securities, acquisition agreements or otherwise). As used in this Agreement, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the Securities Act.

(iii)	The Company shall make in a timely manner all filings and provide in a timely manner all notices with the Securities and Exchange Commission (the “SEC”) or any state securities law with respect to the offering and sale of the Securities as may be required by the Securities Act and will promptly furnish to IndeBrokers copies thereof (to the extent not available on EDGAR). The Company will, where required, qualify the Securities and the offer and sale of the Securities under the “blue sky” laws or other securities laws of each jurisdiction in which any offers or sales of the Securities may take place.

(iv)	Each sale of Securities to a Transaction Counterparty in any Financing will be evidenced by a subscription agreement (“Subscription Agreement”) between the Company and such Transaction Counterparty, in form and substance reasonably satisfactory to IndeBrokers and/or its affiliates and containing customary representations, warranties, covenants, indemnification provisions and closing conditions. All representations, warranties, or agreements made or given by the Company to any purchaser of Securities and by any purchaser of Securities to the Company also will extend for the benefit of IndeBrokers and/or its affiliates as the selling agent. Any opinion or opinions of the Company’s legal counsel, any letter or letters of accountants and any certificates of the Company’s officers that are delivered to any purchaser of Securities also will be addressed to IndeBrokers and/or its affiliates as selling agent or will state that IndeBrokers and/or its affiliates will be entitled to rely upon such document to the same extent as if it had been addressed to IndeBrokers and/or its affiliates.

(v)	The Company agrees promptly from time to time to take such actions as IndeBrokers and/or its affiliates may reasonably request in connection with marketing the Securities, including but not limited to registration or qualification of the Securities for offering and sale under the laws of such jurisdictions as IndeBrokers and/or its affiliates may reasonably request. Any applicable filings will be prepared by the Company’s legal counsel, whose fees and disbursements in connection therewith will be for the account of the Company.

It is understood that the Company shall have the right, in its discretion, to reject any offer received by IndeBrokers to purchase Securities, as a whole or in part, and any such rejection shall not be deemed a breach of the Company’s agreements contained herein.

F.	The Company hereby acknowledges that IndeBrokers and its affiliates engage or may engage in a wide range of financial services activities for their own accounts and the accounts of customers, including but not limited to asset and investment management, investment banking, corporate finance, mergers and acquisitions, restructuring, merchant banking, fixed income and equity sales, trading and research, derivatives, foreign exchange and futures. In the ordinary course of these activities, IndeBrokers or its affiliates may (i) provide such financial services to any Interested Party (as defined below), for which services IndeBrokers or certain of its affiliates has received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain debt or equity securities, bank debt and derivative products of or relating to any Interested Party. In particular, certain of IndeBrokers’ affiliates and accounts managed by such affiliates may arrange or participate in financing for or by the Company or any Transaction Counterparty in connection with any Transaction. Furthermore, IndeBrokers or its affiliates and its or their respective directors, officers, employees, representatives and agents may have investments in any Interested Party.

181 HIGH STREET LLC

Amended and Restated Engagement Letter

October 15, 2020

For purposes hereof, the term “Interested Party” includes, without limitation, the Company, each Transaction Counterparty, each other participant in any Transaction and each of their respective affiliates.

At any given time, IndeBrokers and/or its affiliates may be engaged by one or more entities that may be competitors with, or otherwise adverse to, the Company in connection with matters unrelated to any Transaction. As a result, it is possible that IndeBrokers may from time to time be involved in one or more capacities that, directly or indirectly, may be or may be perceived as being adverse to the interests of the Company in the context of a potential Transaction or otherwise. Moreover, IndeBrokers and/or its affiliates may, in the course of other client relationships, have or in the future acquire or come into possession of information material to the interests of the Company in the context of a potential or actual Transaction or otherwise which, by virtue of such other client relationships, IndeBrokers is not or will not be at liberty to disclose.

The Company understands and acknowledges that IndeBrokers and/or its affiliates, directors, officers, employees, representatives, and/or agents may participate as a principal in connection with any Transaction. The Company hereby expressly acknowledges the benefits to the Company of IndeBrokers’ and/or such parties’ activities in this regard and waives and releases, to the fullest extent permitted by law, any claims that the Company may have against IndeBrokers and/or its affiliates, directors, officers, employees, representatives and/or agents with respect to any actual or perceived conflict of interest that may result from IndeBrokers and/or such parties’ activities in this regard.

G.	IndeBrokers does not provide accounting, tax, or legal advice. The Company should consult with its own advisors concerning such matters and is responsible for making its own independent investigation and appraisal of the transactions contemplated by this Agreement, and IndeBrokers has no responsibility or liability to the Company with respect such matters.

H.	The Company agrees that IndeBrokers may, at any time after the public announcement of any proposed or definitive Transaction, (i) publicize (whether in the form of a so-called “tombstone,” case study or otherwise) its involvement in such Transaction in customary investment banking pitch books, other client-oriented marketing materials (including e-mail blasts), IndeBrokers’ or any of its affiliates websites and certain other customary media (including, without limitation, newspapers, periodicals, annual reports and other publicly-disseminated marketing materials) and (ii) include the Company’s name and logo and a description of IndeBrokers role in connection with such publicity; provided, however, that IndeBrokers will not disclose any information regarding such Transaction which is not already in the public domain (except that, in any event, IndeBrokers may disclose its involvement in connection with such Transaction). If requested by IndeBrokers, the Company agrees to use its commercially reasonable efforts to include a mutually acceptable reference to IndeBrokers and its role as the Company’s financial advisor or selling agent and arranger, as the case may be, in connection with such Transaction in any press release or other public announcement which may be issued in connection with the matters described in this Agreement.

I.	To help the United States government fight the funding of terrorism and money laundering activities, federal law of the United States requires all financial institutions to obtain, verify and record information that identifies each person or entity with whom they do business as a condition to doing such business. Accordingly, the Company will provide IndeBrokers upon request with certain identifying information or documents sufficient to verify the Company’s identity, including a government-issued identification number (e.g., a US taxpayer identification number) and certain other information or documents necessary to verify the Company’s identity (e.g., a certificate of incorporation, a government-issued business license, a partnership agreement or a trust instrument) and the identity of certain individual beneficial owners (e.g., 25% owners, executive officers and other mangers with significant control), including social security numbers.

181 HIGH STREET LLC

Amended and Restated Engagement Letter

October 15, 2020

J.	The Company represents, to the best of its knowledge, that none of (i) the Company, (ii) any person or entity controlling or controlled by the Company, (iii) any person or entity having a beneficial ownership interest in the Company and (iv) any person or entity for whom the Company acts as an agent or nominee is (x) a country, territory, individual or entity named on the US Treasury Department’s Office of Foreign Assets Control (“OFAC”) list, (y) a person or entity prohibited under the programs administered by OFAC (“OFAC Programs”) or according to other US government regulatory or enforcement agencies or (z) a country, territory, individual or entity named on another international sanctions list. The Company further represents that, to the best of its knowledge, none of the proceeds of any Transaction will be derived from or used for any purpose prohibited under the OFAC Programs or other international sanctions programs.

K.	Notwithstanding any agreement or representation, written or oral, by either the Company or IndeBrokers in connection with any Transaction, the Company and its Representatives will have no obligation to IndeBrokers to maintain the confidentiality of the tax treatment and tax structure of any Transaction or any materials of any kind (including opinions or other analyses) that are provided to the Company relating to such tax treatment and tax structure. As required by US Department of Treasury regulations, IndeBrokers hereby informs the Company that (i) any discussion of federal tax issues contained or referred to in any materials prepared by IndeBrokers in connection with its engagement hereunder is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code and (ii) such discussion is written to support the promotion or marketing of the matters addressed therein.

L.	Each of the Company and IndeBrokers irrevocably (i) submits to the jurisdiction of any court of the State of New York located in the Borough of Manhattan and/or the United States District Court for the Southern District of New York located in the Borough of Manhattan for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby (each, a “Proceeding”), (ii) agrees that all claims in respect of any Proceeding may be heard and determined in any such court, (iii) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (iv) agrees that such courts will have exclusive jurisdiction over any claims in any Proceeding, (v) agrees not to commence any Proceeding other than in such courts and (vi) waives, to the fullest extent permitted by law, any claim that such Proceeding is brought in an inconvenient forum or venue that is otherwise improper. Notwithstanding the foregoing, each party may enforce any judgement of any of the above-referenced courts in any other court with otherwise applicable jurisdiction.

M.	The Company acknowledges and agrees that IndeBrokers will act under this Agreement as an independent contractor with obligations solely to the Company and is not being retained hereunder to advise the Company as to the underlying business and/or financial decision to consummate any Transaction or with respect to any related financing, derivative or other transaction. Nothing in this Agreement or the nature of IndeBrokers’ financial advisory services will be deemed to create a fiduciary or agency relationship between (i) IndeBrokers and (ii) the Company or its affiliates and related persons and entities (including, without limitation, any investment funds and portfolio companies owned in whole or in part or advised or managed by the Company or its affiliates and any controlling or non-controlling stockholder(s), member(s), creditor, employee or other controlling or non-controlling financially interested person or entity with respect to the Company or its affiliates) in connection with any Transaction or otherwise. The Company acknowledges that IndeBrokers is not the agent of and is not authorized to bind the Company with respect to any action or decision. Other than as set forth in the Annex II (Indemnification Provisions) attached hereto or with respect to the Covered Persons (as defined below), nothing in this Agreement is intended to confer upon any other person or entity (including, without limitation, any of the foregoing parties’ respective affiliates, related persons and entities) any rights or remedies hereunder or related hereto. The Company agrees that IndeBrokers and its affiliates, each of its and their controlling persons (within the meaning of the US federal securities laws), stockholders, members, directors, officers, managers, employees, consultants, legal counsel, representatives and agents and each of its and their respective heirs, successors and assigns (all of the foregoing, “Covered Persons”) will not have any liability (including without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements) in contract, tort or otherwise to the Company or to any person or entity claiming through the Company or in the Company’s right in connection with the engagement of IndeBrokers pursuant to this Agreement, the matters contemplated hereby or any financing or other Transaction or any conduct in connection therewith, except where such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the fraud, gross negligence or willful misconduct of such Covered Person. The Company further agrees that IndeBrokers will have no responsibility for any act or omission by any of the Company’s other Representatives.

181 HIGH STREET LLC

Amended and Restated Engagement Letter

October 15, 2020

N.	Each of the Company and IndeBrokers hereby represents and warrants to the other as follows: (i) it has all requisite power and authority to enter into this Agreement and perform its respective obligations hereunder; and (ii) this Agreement has been duly and validly authorized by all necessary action on its part, has been duly executed and delivered by it and constitutes its legal, valid and binding agreement of each, enforceable in accordance with the terms hereof.

O.	The Company hereby further represents and warrants that no person or entity other than IndeBrokers and LEX Markets is, as a result of any action by or on behalf of the Company, entitled to compensation for services as a finder, broker, placement agent, or investment banker in connection with any Transaction.

P.	The respective indemnities, agreements, representations, warranties, and other statements of the Company and IndeBrokers, as set forth in this Agreement (including this Annex I and Annex II (Indemnification Provisions)) or made by or on behalf of the Company or IndeBrokers, respectively, pursuant to this Agreement (including this Annex I and Annex II (Indemnification Provisions)), shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Company or IndeBrokers, or any of their respective affiliates, or any controlling person thereof or of any such affiliate, or any director, officer, employee, representative or agent of any of the foregoing, and shall survive delivery of and payment for the Securities and termination of this Agreement.

Q.	This Agreement (including this Annex I and the Annex II (Indemnification Provisions) and the Annex III (Platform Terms) attached hereto) embody the entire agreement and understanding of the Company and IndeBrokers with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

R.	The provisions of this Agreement may not be waived, modified, amended, or supplemented except in writing executed by the Company and IndeBrokers.

S.	This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. The Company shall not assign this Agreement and its rights and obligations hereunder without the prior written consent of IndeBrokers.

T.	If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein will remain in full force and effect and will in no way be affected, impaired or invalidated.

✶ ✶ ✶ ✶

181 HIGH STREET LLC

Amended and Restated Engagement Letter

October 15, 2020

ANNEX II

INDEMNIFICATION PROVISIONS

Capitalized terms used herein without definition will have the meanings ascribed thereto in the amended and restated letter agreement, dated as of October 15, 2020 (as amended from time to time), by and between 181 HIGH STREET LLC and Independent Brokerage Solutions LLC, f/k/a SDDco Brokerage Advisors LLC, Member: FINRA/SIPC, a New York limited liability company (“IndeBrokers”).

As used in these Indemnification Provisions, the term “IndeBrokers” will be deemed to refer to and include each of IndeBrokers and its affiliates, and each of their respective controlling persons (within the meaning of the US federal securities laws), stockholders, members, directors, officers, managers, employees, consultants, legal counsel, representatives and agents, and each of the respective heirs, successors, and assigns of each of the foregoing.

The Company hereby agrees to (a) indemnify and hold harmless IndeBrokers, to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards and other liabilities (whether direct, joint and several, or otherwise) as and when incurred by IndeBrokers (collectively, “Liabilities”) and (b) fully reimburse IndeBrokers for any and all fees, costs, expenses, and disbursements (in all such cases, whether legal or otherwise) as and when incurred by IndeBrokers (collectively, “Expenses”), including but not limited to those of investigating, preparing for (including, without limitation, preparing, reviewing, or furnishing documents), participating in, defending against, or giving testimony with respect to any private, regulatory, self-regulatory, or governmental requests, inquiries, investigations, actions, claims, interrogatories, subpoenas, suits, litigation, proceedings, or injunctions, whether or not in connection with any threatened or actual litigation, arbitration, or other dispute resolution process and whether or not IndeBrokers is a direct party thereto (collectively, “Actions”), in the case of each of the foregoing clauses (a) and (b) whether directly or indirectly caused by, relating to, based upon, arising out of, or in connection with any of the following: (1) any advice or services requested of, or rendered, or to be rendered by, IndeBrokers pursuant to this Agreement, (2) any actions or inactions by IndeBrokers with respect to this Agreement, (3) any financing or other transaction or (4) the determination and enforcement by IndeBrokers of its rights pursuant to this Agreement (including, without limitation, these Indemnification Provisions); provided, however, such indemnification agreement will not apply to any portion of any such Liability or Expense that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the fraud, gross negligence, or willful misconduct of IndeBrokers.

If any Action is commenced as to which IndeBrokers proposes to demand indemnification hereunder, it will notify the Company with reasonable promptness; provided, however, that any failure by IndeBrokers to notify the Company will not relieve the Company from its obligations hereunder. IndeBrokers will have the right to retain legal counsel of its own choice to represent it, and the Company will pay the Expenses of such legal counsel; and such legal counsel will, to the extent it believes consistent with its professional responsibilities, cooperate with the Company and any legal counsel designated by the Company. The Company will be liable for any settlement of any claim against IndeBrokers made with the Company’s written consent, which consent will not be unreasonably withheld, delayed, or conditioned. The Company will not, without the prior written consent of IndeBrokers, (a) settle or compromise any claim, (b) permit a default or (c) consent to any settlement or other such agreement or the entry of any judgment, in all of the foregoing cases, in connection with or related to any Action with respect to which indemnification or contribution may be sought hereunder (whether or not IndeBrokers is an actual or potential party to such Action).

181 HIGH STREET LLC

Amended and Restated Engagement Letter

October 15, 2020

IndeBrokers, on the other hand, will contribute to the Liabilities and Expenses to which the indemnified persons may be subject (a) in accordance with the relative benefits received (or anticipated to be received) by the Company, on the one hand, and IndeBrokers, on the other hand, in connection with IndeBrokers’ engagement hereunder or (b) if the allocation provided by clause (a) immediately above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (a), but also the relative fault of the Company, on the one hand, and IndeBrokers, on the other hand, in connection with the statements, acts or omissions which resulted in such Liabilities and Expenses. The Company agrees for purposes of this paragraph that the relative benefits to the Company and IndeBrokers of any contemplated financing or other transaction (whether or not closed) will be deemed to be in the same proportion as the total value paid, received, or issued or contemplated to be paid, received or issued to or by the Company and its stockholders, creditors, or contract counterparties in connection with such financing or other transaction bears to the fees paid or payable to IndeBrokers pursuant to this Agreement. Notwithstanding the foregoing, IndeBrokers will not be obligated to contribute any amount pursuant to this paragraph that exceeds the amount of fees previously received by IndeBrokers pursuant to this Agreement. Each of the Company and IndeBrokers hereby agrees that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method which does not take into account the considerations referred to in this paragraph.

The Company’s indemnification, contribution, reimbursement, and other obligations pursuant to these Indemnification Provisions will be in addition to any liability that the Company may otherwise have, at common law or otherwise, to IndeBrokers and will be binding on the Company’s successors and assigns. These Indemnification Provisions will (a) apply to IndeBrokers’ engagement pursuant to this Agreement, any activities or actions of IndeBrokers relating to such engagement occurring prior to the date of this Agreement and any subsequent modification of or amendment to this Agreement and (b) remain in full force and effect following consummation of any Transaction and any termination or expiration of IndeBrokers’ engagement pursuant to this Agreement.

✶ ✶ ✶ ✶

181 HIGH STREET LLC

Amended and Restated Engagement Letter

October 15, 2020

ANNEX III

PLATFORM TERMS

Capitalized terms used herein without definition will have the meanings ascribed thereto in the amended and restated letter agreement, dated as of October 15, 2020 (as amended from time to time), by and between 181 HIGH STREET LLC and Independent Brokerage Solutions LLC, f/k/a SDDco Brokerage Advisors LLC, Member: FINRA/SIPC, a New York limited liability company (“IndeBrokers”)..

Concurrently with the consummation of a Transaction, Issuer will enter into a Platform Agreement with LEX Markets that will contain the following material terms:

Services provided by LEX Markets:	● Inclusion of Issuer’s Securities on the LEX Markets Platform

Services provided by third parties arranged by LEX Markets:

●        Ongoing legal services for Reg A reporting

●        Ongoing auditing services

●        Ongoing Blue Sky compliance

●        Ongoing Transfer Agent services

●        Ongoing servicing of income distribution

●        Issuance of K-1s to public unitholders

●        Public company D&O insurance

Annual Fee:	● 1% of year end public float (90 days trailing)

Term:	● 2-year initial term, 1-year auto renewals ● Early breakup fee
Ongoing Eligibility Criteria:

●        Timely filing of Reg A reporting & 10b-17 notices

●        Timely issuance of OpCo K-1

●        >90% Qualifying Income under IRC 7704

●        Maximum indebtedness covenant

●        Significant Manager co-investment at same seniority as public unitholders

●        Independent review and approval of related party transactions

●        Fiduciary duties of Manager cannot be disclaimed